Exhibit 99.1

PROPOSAL 2:

APPROVAL OF 2014 STOCK INCENTIVE PLAN

On February 19, 2014, our Board, upon the recommendation of our Compensation Committee, approved the Teleflex Incorporated 2014 Stock Incentive Plan (the “2014 Plan”), subject to stockholder approval.

Background

We currently award stock options and restricted stock awards under the Teleflex Incorporated 2008 Stock Incentive Plan, which we refer to as the “2008 Plan,” and the Teleflex Incorporated 2000 Stock Compensation Plan, which we refer to as the “2000 Plan.” We refer to the 2008 Plan and the 2000 Plan collectively as the “Prior Plans.”

As of December 31, 2013, we had 1,279,480 options outstanding with a weighted average exercise price of $65.05 and a weighted average remaining term of 7.1 years, and 353,357 restricted shares and units outstanding and granted under the Prior Plans.

As of December 31, 2013, we had a total of 1,600,521 shares available for future awards under the Prior Plans, of which 839,542 shares were available for future awards under the 2008 Plan and 760,979 shares were available for future grants under the 2000 Plan. However, the 2000 Plan is of limited utility because it permits grants of only stock options and restricted stock awards, and the terms of the 2000 Plan are, in several respects, outdated. For example, due to current legal and regulatory requirements, incentive stock options cannot be granted under the 2000 Plan. Based on the current average annual rate at which we have issued stock options and restricted stock awards to participants under the 2008 Plan, we estimate that the shares available for future awards under the 2008 Plan will be insufficient to support future awards beginning with grants anticipated for 2016.

The Compensation Committee and the Board believe that our provision of equity compensation has been a key factor in encouraging the aggregation and maintenance of meaningful equity ownership by our executives and other employees, and in aligning their interests with those of our stockholders by providing an incentive to increase stockholder value. Moreover, equity awards have been, and will continue to be, an important factor contributing to our ability to compete for and retain talented executives and other personnel.

In recommending the amount of shares issuable under the 2014 Plan, the Compensation Committee considered that its recommendation would increase shares available for grant from 1,600,521 at December 31, 2013 under the Prior Plans to 5,300,000 under the 2014 Plan (exclusive of shares to be issued in connection with acquisition of another entity where we convert awards under the acquired entity’s equity plan). In this regard, the 5,300,000 share amount is subject to reduction by the number of shares granted under the Prior Plans subsequent to December 31, 2013; as described below, the share amount will be increased if shares subject to the Prior Plans that have been cancelled, expired, settled in cash or forfeited after December 31, 2013. The Compensation Committee also considered historical amounts of equity awards we have granted over the past three years. The following table sets forth the number of stock options and time-based restricted shares or units granted by the Company in the years ended December 31, 2013, 2012 and 2011. In addition, the table provides the weighted average number of shares of common stock outstanding in the year indicated.

Fiscal Year	Number of Stock Options Granted	Number of Time-Based Restricted Stock Awards Granted	Weighted Average Shares of Common Stock Outstanding
2013	417,484	148,191	41,105,268
2012	431,667	178,690	40,859,000
2011	383,275	175,291	40,501,000

Moreover, the Compensation Committee considered that for purposes of determining the number of shares available for awards, each share underlying awards other than stock options or SARs (sometimes referred to as “full value awards” because, unlike stock options or other stock-based awards, they generally are not tied to an exercise or base price) count as 1.8 shares.

If the stockholders approve the 2014 Plan, we believe that, based on our past practices, the shares authorized for issuance under the 2014 Plan will support awards for the next three to five years. In addition, following stockholder approval, no further awards will be made under the Prior Plans, although, as described below, specified types of cancellations, expirations, cash settlements and forfeitures of awards granted under the Prior Plans that occur after December 31, 2013 will increase the number of shares authorized for issuance under the 2014 Plan.

We also are seeking stockholder approval of the 2014 Plan so that compensation attributable to grants under the 2014 Plan may qualify for an exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Overview of the 2014 Plan – Performance – Based Compensation Awards.”

Overview of the 2014 Plan

The purpose of the 2014 Plan is to enhance shareholder value by linking the compensation of our officers, non-management directors and key employees to increases in the price of our common stock and the achievement of other performance objectives, and to encourage ownership in our common stock by key personnel whose long-term employment is considered essential to our continued progress and success. The 2014 Plan is also intended to assist us in recruiting new directors and employees and to motivate, retain and encourage such directors and employees to act in the shareholders’ interest and share in our success.

The 2014 Plan is an “omnibus” plan that provides for several different kinds of awards, including stock options, stock appreciation rights (referred to as “SARs”), stock awards and other stock-based awards. The 2014 Plan generally permits the same types of awards as could be granted under the 2008 Plan, but also specifically provides for performance-based cash awards and permits more flexible terms than the 2008 Plan, which will provide us with greater discretion in structuring award programs. The 2014 Plan does not have an “evergreen” feature, so that any increase in the number of authorized shares other than as specifically set forth in the 2014 Plan would require stockholder approval.

The following summary of the material terms of the 2014 Plan is qualified in its entirety by reference to the full text of the 2014 Plan, a copy of which is attached as Appendix A to this proxy statement.

Shares Authorized for Issuance under the 2014 Plan; Share Counting Procedure

A maximum of 5,300,000 shares, adjusted as described below, are proposed to be available for awards. For this purpose, special counting rules apply, depending on the type of award:

•	Each share underlying a stock option or SAR will be counted as one share;

•	Each share underlying any other type of award will be counted as 1.8 shares;

•	With respect to awards granted under the Prior Plans after December 31, 2013, the maximum number of shares issuable under the 2014 Plan will be reduced by one share for each share underlying a stock option or SAR and 1.8 shares for each share underlying any other type of award.

Shares subject to awards under the 2014 Plan that have been cancelled, expired, settled in cash or forfeited, and shares subject to awards under the Prior Plans that have been cancelled, expired, settled in cash or forfeited after December 31, 2013 will again be available for grant under the 2014 Plan (one share will become available for each share underlying an affected stock option or SAR; 1.8 shares will become available for each share underlying other types of affected awards), and, when subject to new award under the 2014 Plan, such shares will not be counted against the aggregate limit on grants of incentive stock options discussed below.

Shares (i) delivered (or withheld upon settlement) under the 2014 Plan and after December 31, 2013 under a Prior Plan, in payment of the exercise price of a stock option or in payment of tax withholding obligations with respect to stock options or SARS, (ii) subject to an SAR under the 2014 Plan or, after December 31, 2013, an SAR under a Prior Plan, that are not issued in connection with a stock settlement on exercise of the SAR, will not be added back to the total shares available under the 2014 Plan. Similarly, shares reacquired by us using cash proceeds from the exercise of stock options under the 2014 Plan or, after December 31, 2013, under a Prior Plan will not be added back to the total shares available under the 2014 Plan. The limitation described above with respect to shares delivered or withheld in payment of tax withholding obligations does not apply to shares underlying awards other than stock options and SARs.

The maximum number of shares underlying incentive stock options (within the meaning of Section 422 of the Code) that may be granted under the 2014 Plan is 3,975,000.

Limitations on Individual Awards

The 2014 Plan also contains limitations on the size of awards that can be provided to an individual participant, as follows:

•	The maximum number of shares underlying stock options or SARs that can be granted to an employee in any calendar year is 500,000.

•	The maximum number of shares underlying stock awards and other stock-based awards granted to an employee in any 12 month period that are intended to qualify for the exemption from the $1 million deduction limit under Section 162(m) of the Code is 250,000.

•	The maximum dollar amount of a dollar-denominated award granted to a participant in any 12 month period that is intended to qualify for the exemption under Section 162(m) of the Code is $4 million.

•	The maximum aggregate grant date for market value (computed in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any calendar year is $400,000. This limit does not apply to any awards made at the election of the director in lieu of all or a portion of the annual and board committee cash retainers.

Eligible Participants

All of our non-management directors and officers, as well as other key employees selected by the Board or Board committee administering the 2014 Plan, are eligible to receive awards under the 2014 Plan. Consultants who provide bona fide services to us also are eligible to participate in the 2014 Plan, provided that the consultants’ services are not in connection with the offer and sale of our securities in a capital-raising transaction and the consultants do not directly or indirectly promote or maintain a market in our securities. Incentive stock options may only be granted to our employees and employees of our “subsidiaries” (as defined in the 2014 Plan).

Administration

The 2014 Plan will be administered by the Board or a committee designated by our Board, that satisfies applicable independence requirements of the New York Stock Exchange. It is expected that the 2014 Plan will be administered by our Compensation Committee. The administrator has the authority, among other things, to determine the employees, directors and consultants to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the 2014 Plan and awards granted under the Plan, adopt rules and regulations relating to the 2014 Plan and amend awards, subject to limitations set forth in the 2014 Plan, including a limitation generally prohibiting an amendment that materially impairs any outstanding award without the written agreement of the participant. The administrator may delegate day-to-day administration of the 2014 Plan to one or more individuals.

To the extent that the administrator determines it desirable that an award to a person who is, or may in the future be, a “covered employee” (as defined under Section 162(m) of the Code) should qualify as “performance-based compensation” within the meaning of Section 162(m), the award will be made by a committee consisting of at least two “outside directors” as defined for purposes of Section 162(m) (which, if it so qualifies, may be the administrator). In addition, in order to meet the requirements imposed under Section 16 of the Securities Exchange Act of 1934, as amended, awards granted to officers and directors under the 2014 Plan may only be made by the entire Board or a committee of “non-employee directors,” as defined under Section 16 of the Exchange Act (which, if it so qualifies, may be the administrator).

In addition to the administrator, the Board of Directors has the authority to grant awards to non-employee directors.

Term

The 2014 Plan will become effective upon approval by the Company’s stockholders, and will terminate ten years after such approval.

Types of Awards

Stock Options and Stock Appreciation Rights

The 2014 Plan authorizes the grant of stock options (which may be either incentive stock options within the meaning of Section 422 of the Code, which are eligible for special tax treatment, or nonqualified stock options) and SARs. The aggregate fair market value of shares, determined as of the date of grant, for which any employee may be granted incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000. To the extent that an incentive stock option exceeds the $100,000 threshold, or otherwise does not comply with the applicable conditions of Section 422 of the Code, the stock option will be treated as a non-qualified stock option.

The term of a stock option granted under the 2014 Plan cannot be longer than 10 years from the date of grant, and the exercise price per share underlying the option may not be less than the fair market value of a share of our common stock on the date of grant. The administrator will determine the acceptable forms of consideration for exercise of the option, which may include cash, check or wire transfer; shares of our common stock held for at least six months; our withholding of shares otherwise issuable upon exercise of the stock option; a broker assisted sale and remittance program acceptable to the administrator that complies with applicable law; and such other consideration as is permitted by applicable law; or any combination of the foregoing. Re-pricing of options (i.e., reducing the exercise price or cancelling an option in exchange for cash, another award or an option with a lower exercise price) is not permitted under the 2014 Plan without approval of our stockholders.

The 2014 Plan permits the grant of SARs related to a stock option or other award, which is commonly referred to as a “tandem SAR.” An SAR may be granted in tandem with a stock option either at the time of the stock option grant or thereafter during the term of the stock option. The 2014 Plan also permits the grant of SARs separate and apart from the grant of another award, which is commonly referred to as a “freestanding SAR.” Tandem SARs typically may be exercised upon surrender of a related stock option to the extent of an equivalent number of shares of common stock. SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the designated number of shares of common stock underlying the SAR over the fair market value of such shares of common stock on the date the SAR was granted or, in the case of an SAR granted in tandem with a stock option, on the date the stock option was granted. Payments by us in respect of an SAR may be made in shares of our common stock, in cash, or partly in cash and partly in shares of common stock, as the administrator may determine. The term of SARs granted under the 2014 Plan cannot be longer than 10 years from the date of grant, and otherwise will be subject to the same terms and conditions applicable to stock options.

Stock Awards and Other Stock-Based Awards

Under the 2014 Plan, the administrator may grant participants stock awards, which may involve the award of shares or the award of stock units representing an amount equivalent in value to the fair market value of a share, payable in cash, property or shares. The administrator may also grant participants any other type of equity-based or equity-related award, including the grant or offer for sale of unrestricted shares of common stock, as well as cash-based bonuses subject to the attainment of one or more of the performance criteria described below under “Performance-Based Compensation.”

Stock awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, which may include conditions on vesting, achievement of performance conditions and other provisions consistent with the 2014 Plan as may be determined by the administrator.

Performance-Based Compensation

The administrator may specify that all or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, as described under “Code Section 162(m)” below. “Performance-based compensation” is specifically excluded from this deduction limit.

The 2014 Plan permits the administrator to impose objective performance criteria to be met with respect to stock awards and other stock-based awards so that the grants are considered “performance-based compensation.” If an award (other than a stock option or SAR) is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be one or more of the following, on a basis consistent with United States generally accepted accounting principles (GAAP) or in a non-GAAP basis:

•	sales or cash return on sales;

•	cash flow or free cash flow or net cash from operating activity;

•	earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings);

•	basic or diluted earnings per share;

•	growth in earnings or earnings per share;

•	stock price;

•	return on equity or average shareholders’ equity;

•	total shareholder return;
•	operating profit or net operating profit (whether before or after taxes);

•	operating margin;

•	return on operating revenue;

•	working capital or net working capital;

•	market share;

•	asset velocity index;

•	contract awards or backlog;

•	overhead or other expense or cost reduction;

•	growth in shareholder value relative to the moving average of the Standard & Poors 500 Index or a peer group index;

•	return on capital;

•	return on assets or net assets;

•	return on investments;

•	revenue or gross profits;

•	income before or after interest, taxes, depreciation and amortization, or net income;

•	pretax income before allocation of corporate overhead and bonus;

•	operating income or net operating income;
•	credit rating;

•	strategic plan development and implementation;

•	improvement in workforce diversity;

•	customer satisfaction;

•	employee satisfaction;

•	management succession plan development and implementation; and

•	employee retention.

The administrator will (within the first quarter of the performance period, but in no event more than 90 days into that period) establish the specific performance criteria (including thresholds for payment and whether to exclude certain extraordinary, non-recurring, or similar items) and amounts to be paid if the performance criteria is met (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period). Extraordinary, non-recurring items that may be the basis of adjustment include the following:

•	acquisitions or divestitures;

•	restructurings;

•	discontinued operations;

•	extraordinary items;

•	other unusual or non-recurring charges;

•	an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the control of management;

•	the cumulative effect of tax or accounting charges in accordance with GAAP; and

•	foreign exchange gains or losses.

Dividends

The administrator may provide for payment of dividends or dividend equivalents on the shares of common stock subject to an award, other than stock options and SARs, prior to vesting. However, dividends and dividend equivalents will not be paid on any stock award or stock-based award that vests upon the achievement of performance goals prior to the date the performance goals are satisfied and the award is earned, and then shall be payable only with respect to the number of shares or stock units actually earned under the award. Dividends or dividend equivalent payments may be paid in cash, shares or stock units, or may be credited to a participant’s account and settled in cash, share or a combination of cash or shares upon vesting of the underlying award. The administrator may, in its discretion, provide that payment of dividend equivalents is subject to specified conditions and contingencies.

Transferability

Unless determined otherwise by the administrator, awards are not transferable, other than by beneficiary designation, will or the laws of descent and distribution. The administrator may make an award transferable by a participant only if the participant does not receive consideration for the transfer.

Termination of Board Membership or Employment

The administrator may specify the effect of termination of service as a director or termination of employment on an award at the time of grant, subject to the administrator’s right to modify the award terms after the date of grant in accordance with the terms of the 2014 Plan. In the absence of such specification, the following provisions apply.

Stock Options and SARs

•	Non-vested stock options held by non-employee directors will be forfeited upon the termination from board membership of the director.

•	Vested stock options held by a non-employee director whose membership on the board terminates will remain exercisable for the lesser of five years from the termination or the remaining term of the option.

•	Upon termination of an employee due to death or disability, any unvested stock options will vest, and all stock options held by the employee on the date of such termination will remain exercisable for the lesser of one year after such termination or the remaining term of the stock option.

•	Upon termination of employment due to retirement, any unvested stock option granted at least six months prior to retirement held by the employee will ratably vest based on the number of full months in a vesting period that has elapsed as of the end of the month in which the termination has occurred, and all vested stock options will remain outstanding for the lesser of five years or the remaining term of the stock option.

•	Any other termination of employment, other than termination for cause will result immediate cancellation of all unvested stock options; vested stock options will remain exercisable for the lesser of 90 days after such termination or the remaining term of the stock option.

•	Upon termination for “cause” (as defined in the 2014 Plan, subject to a different definition that may be included in a participant’s award agreement, employment agreement or severance agreement), all outstanding stock options will be immediately cancelled.

Stock and Other Stock-Based Awards

•	The administrator will determine the effect a termination from membership on the board by a non-employee director.

•	Unless otherwise provided in an award agreement, unvested stock awards or other stock-based awards will fully vest upon termination from board membership of a non-employee director or termination of employment of an employee due to disability or death; in the case of stock awards or other stock-based awards that vest upon the achievement of performance goals, the vested amount will be based upon the target award.

•	Upon termination of employment due to retirement, any stock award or other stock-based award held by the employee will ratably vest based on the number of full months in the performance period, vesting period or other period of restriction that have elapsed as of the end of the month in which the termination has occurred; if vesting of a stock award or other share-based award is based on the attainment of performance criteria over a performance period, the ratable vesting will be applied, after completion of the performance period, to the portion of the stock award that vests based upon actual performance. However, no vesting will occur with respect to retirement resulting from an employee’s voluntary termination of employment if the stock award or other stock-based award was granted less than six months prior to the date of termination.

•	Upon any other termination of employment or termination from membership on the board by a non-employee director, all outstanding unvested stock awards and other stock-based awards will be cancelled.

Change of Control Benefits

In the event of a change of control of our company, unless the administrator has determined otherwise:

•	all outstanding unvested stock options and SARs become fully vested and exercisable; and

•	all restrictions and conditions on outstanding unvested stock awards and other stock-based awards will lapse, and these awards become fully vested. Any performance-based award will be deemed fully earned at the target amount.

If an employee’s employment is terminated within two years after a change of control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option or SAR that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or SAR. Notwithstanding the foregoing, the administrator may determine that, upon the occurrence of a change of control, all stock options and SARs will terminate within a specified number of days and/or that each holder of stock option or SAR will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the occurrence of a change of control over the exercise price of the stock option or SAR.

The 2014 Plan generally provides that, unless otherwise set forth in an award agreement, any of the following events will constitute a change of control:

•	a person (other than a controlled subsidiary or a fiduciary of any of our benefit plans) becomes the beneficial owner of more than 30 percent of our securities entitled to vote in the election of our directors, other than as a result of an acquisition of securities from us;

•	the individuals constituting a majority of the board of directors at the beginning of any 24 month period (the “Incumbent Board”) cease to constitute a majority of the Board; provided that, for this purpose, any individual whose nomination for election, or election to the board was approved by a majority of members constituting the Incumbent Board will be considered as if he or she were a member of the Incumbent Board, unless the individual initially assumed office in connection with an actual or threatened director election contest;

•	a merger, consolidation, reorganization or sale or other disposition of substantially all of our assets, unless beneficial owners of our voting securities immediately prior to the transaction have at least 50 percent of the combined voting power of the securities of the entity resulting from the merger, consolidation or reorganization, or the entity acquiring our assets.

The 2014 Plan prohibits award agreements from providing for accelerated vesting of any award, or the lapse of restrictions related to any award, upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of our assets that would constitute a change of control.

Amendment and Termination of 2014 Plan

The administrator may at any time amend, alter or discontinue the 2014 Plan or any award made under the plan, subject to approval by our stockholders to the extent required by applicable law. Unless approved by our stockholders, the administrator may not increase the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2014 Plan, reduce the minimum exercise price for stock options or SARs, or reprice (i.e., reduce the exercise price or cancel in exchange for cash, another award or an option or SAR with a lower exercise price) outstanding stock options or SARs, as prohibited by the 2014 Plan. As noted above, an amendment to an award under the 2014 Plan may not, without the written agreement of the participant, materially impair the award.

Capitalization Adjustments

Upon the occurrence of an event that affects our capital structure (such as a stock dividend, stock split or recapitalization), an extraordinary cash dividend or a merger, consolidation, acquisition of property or shares, reorganization, liquidation or similar event affecting us, our Board or the administrator will make such substitutions or adjustments as it deems appropriate and equitable, including with respect to (i) the number of shares issuable under the 2014 Plan, (ii) individual limits with regard to stock options and SARs, (iii) individual limits with regard to stock awards, other stock-based awards and dollar-denominated awards intended to qualify for the exemption under Section 162(m) of the Code, (iv) awards to non-employee directors and (v) the performance criteria listed under “Performance-Based Compensation” above.

Deferred Compensation

Unless the administrator determines otherwise, it is intended that no award granted under the 2014 Plan will be “deferred compensation” for purposes of Section 409A of the Code. If the administrator determines that an award is subject to Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of common stock and rules relating to treatment of awards in the event of a change of control, will be set forth in the applicable award agreement and will be required to comply with Code Section 409A.

Conversion Awards

The 2014 Plan permits the administrator to authorize conversion or substitution under the 2014 Plan of all stock options, stock appreciation rights or other stock awards held by awardees of any entity acquired by us. These conversion awards will not be subject to several limitations in the 2014 Plan, including limitations on shares authorized for issuance under the 2014 Plan, limitations on individual awards under the 2014 Plan, and minimum exercise price of stock options.

Grants Under the Plan

As of the date of this proxy statement, no awards have been granted under the 2014 Plan and none will be granted unless and until the 2014 Plan is approved by our stockholders. Grants under the 2014 Plan are discretionary, so it is not possible to predict the number of shares of common stock that will be awarded or who will receive awards under the 2014 Plan. See “Corporate Governance – Director Compensation – 2013,” for a description of grants of restricted stock and stock options to non-employee directors. The closing price of a share of our common stock, as reported on the NYSE on March 20, 2014, was $$103.98.

Tax Matters

The following is a summary of the United States federal income tax consequences that generally apply with respect to awards granted under the 2014 Plan. The following is only a general description intended for the information of stockholders and not as tax guidance for participants as consequences may vary depending on the types of awards granted, the identity of the participants and the method of payment or settlement. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. In addition, this summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option. A participant will recognize income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain and we will not be entitled to a tax deduction. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a “disqualifying disposition” and will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price; we will be entitled to a tax deduction equal to that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time a participant holds shares prior to the disposition.

Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified stock option. A participant will recognize income upon the exercise of a nonqualified stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised.

SARs

A participant will not recognize income upon the grant of a SAR. A participant generally will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received, and we will be entitled to a tax deduction in that amount. Upon the sale of any stock received, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised.

Stock Awards and Other Stock-Based Awards

As a general rule, a participant will recognize ordinary income at the time of delivery of shares of common stock or payment of cash under the 2014 Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as long-term or short-term capital gain, depending on the length of time the participant held the shares, when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant. However, if shares of common stock, when delivered, are subject to substantial risk of forfeiture by reason of any employment or performance related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under Section 83(b) of the Code.

Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of its other three most highly paid executive officers (not including the chief financial officer). Qualified performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and SARs granted under the 2014 Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria set forth in the 2014 Plan. Stock awards and other stock-based awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

Code Section 409A

To the extent that any award under the 2014 Plan is or may be considered to constitute deferred compensation subject to Code Section 409A, the Company intends that the terms and administration of such award shall comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

Required Vote

The affirmative vote of a majority of votes cast at the 2014 Annual Meeting is required to approve the 2014 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE TELEFLEX INCORPORATED 2014 STOCK INCENTIVE PLAN.